Exhibit 10.4

Supplemental Agreement

Transferor: Worldwide Energy and Manufacturing USA, Inc. (hereinafter referred to as “WEMU”)

Transferee: Rugao Brother Solar Energy and Technology, Ltd.

Whereas the parties entered into an Equity Transfer Agreement regarding Worldwide Energy and Manufacturing (Nantong) Co., Ltd. on March 10, 2010 (hereinafter referred to as “Equity Transfer Agreement”) and such Equity Transfer Agreement has been approved by Rugao Bureau of Commerce and has become effective.

Now therefore, the parties have reached agreements upon the supplemental matters and entered into this Supplemental Agreement.

1.
Upon the establishment of Worldwide Energy and Manufacturing (Nantong) Co., Ltd (hereinafter referred to as the “Company”), to provide management stock incentive, the Articles of Association provide the following mechanisms: (1) the Transferor shall contribute the investment equivalent to 99.9% of the Company’s equity and hold 99.9 % of the Company’s equity; (2) the Transferee shall contribute the investment equivalent to 0.1% of the Company’s equity and hold 0.1% of the Company’s equity.  Transferor and the Transferee further agree to negotiate the transfer of 48.9% of the Company’s equity hold by the Transferor to the Transferee on proper occasion.

2.
The parties entered into the Equity Transfer Agreement on March 10, 2010 after the parties reached an agreement.  The Transferor agreed to transfer its 48.9% equity of the Company (hereinafter referred to as “Equity”) to the Transferee as a consideration made to those services provided in the past and other negative covenants, provide that the solar department of WEMU (including the Company) achieves the following accomplishments in its business in 2010:

(1)	The business turnover in 2010 exceeds US$ 50,000,000;

(2)	The net profit in 2010 (deducting operational cost of the solar department from the gross profit) is equivalent to or exceeds US$ 3,500,000.

3.
According to the relevant laws of the People’s Republic of China, foreign related equity transfer agreement shall become effective after approval by the principal commerce department, thus the Transferee shall submit an application for approval to Rugao Bureau of Commerce in advance and obtain its approval to make such agreement become effective and enforceable.

4.
According to the provisions of the Administrative Regulations on Company Registration of the People’s Republic of China, foreign invested company shall apply to register its change within thirty (30) days following the approval by the approval authority.  Where such application is delayed, the company at issue shall apply to its original approval authority to acknowledge the effectiveness of such approval or otherwise re-apply for an approval.  Thus, to protect the Equity Transfer Agreement from being invalidated due to the approval’s ceasing to remain its effectiveness, the Transferee registered the change with the Administration for Industry and Commerce in advance after obtaining the approval from Rugao Bureau of Commerce.

5.
However, the parties further agree that although the Equity Transfer Agreement was executed, and the approval by the approval authority and the registration with Administration for Industry and Commerce were completed, due to fact that this equity transfer is attached with conditions precedents, it is still pending that whether such Equity has been delivered and whether the rights and obligations associated with such Equity have been transferred.  Thus, before the final delivery of such Equity, the Equity’s ownership shall belong to the Transferor and the rights and obligations associated with such Equity shall be undertaken by the Transferor.  The parties agree that the delivery of such Equity shall implement according to the following provisions:

(1)
After WEMU published its 2010 10-K, if such conditions precedents to the equity transfer have been fulfilled, the parties shall complete the delivery of such Equity within three days following the issuance of the auditor’s report.  The parties shall enter into a Confirmation re Delivery of the Equity with the Company’s seal, which shall be deemed as the completion of the final delivery of such Equity, and such date shall be the date of delivery.  The ownership of such Equity and rights and obligations associated with such Equity shall be acquired by the Transferee as of the date of delivery.

(2)	After WEMU published its 2010 10-K, if such conditions precedents to the equity transfer have not been fulfilled, then the Transferor has the right to choose:

i.
To request the Transferee to enter into an equity transfer agreement with the Transferor within three days following the issuance of the auditor’s report, such Equity shall be transferred back to the Transferor at no cost and the relevant approval and registration procedure shall be completed within thirty days; or

ii.	To request the Transferee to pay US$ 4,890,000 as consideration to such Equity and complete the final delivery of the Equity.

6.
The parties agree that the as the controlling shareholder of the Company, the Transferor has unrestricted voting rights; and as the non-controlling shareholder of the Company, the Transferee does not have any veto rights, either negative or affirmative.  Further, the Transferee has no right to substantially participate in and decide the material financial and operational activities in the daily business of the Company, which shall include but not limited to (1) choose, terminate, formulate and implement the policies and regulations of the Company, and the compensation of the management team; (2) establish resolutions regarding the Company’s business and capital as well as the budget in the daily business.

7.
The parties agree that most of the Board members will be nominated by the Transferor and the Transferor shall have the rights and obligations as a controlling shareholder according to the Company Law of the People’s Republic of China.

8.
All the members of the management team of the Transferee shall enter into a new employment contract with a two-year term upon expiration of the current employment contract.  The provisions of such employment contract shall be decided by the parties to such employment contract.

9.	The parties agree that where there is discrepancy between this Supplemental Agreement and the Equity Transfer Agreement, this Supplemental Agreement shall prevail.

10.	This Supplemental Agreement shall become effective as of April 30, 2010.

11.	This Supplemental Agreement is executed in four copies, each party holds one copy and the Company holds two copies.

12.	The effectiveness of this Supplemental Agreement and other ancillary documents are subject to the approval of the Transferor’s Board

The Parties

Transferor: Worldwide Energy and Manufacturing USA, Inc.

(Signature and company seal)

Transferee: Rugao Brother Solar Energy and Technology, Ltd.

(Signature and company seal)

April 30, 2010

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